                                                                    EXHIBIT 4.45


                                 SUPPLY CONTRACT
                                       FOR
                 THE PROCUREMENT AND INSTALLATION OF RING JASUKA
                                    BACKBONE
                                     BETWEEN
                        PT TELEKOMUNIKASI INDONESIA, TBK.
                                       AND
                            NEC -- SIEMENS CONSORTIUM

                      No.: K.TEL.     /HK.910/UTA-00/2005


This Contract is made and entered into this 10th of June 2005, by and between the Parties:

I. PT TELEKOMUNIKASI INDONESIA, TBK, a telecommunication services and network provider having its domicile at Jalan Japati No. 1, Bandung-40133, Indonesia, in this this Contract duly represented by KRISTIONO, in his capacity as President Director, hereinafter in this Contract referred to as TELKOM; and

II. NEC-SIEMENS CONSORTIUM, a consortium establised under Consortium Agreement dated 25 February 2005, which has been legalized by Leolin Jayayanti, SH, Notary Public in Jakarta under legislation no.12/Leg/II/2005 dated 25 February 2005, consisted of NEC CORPORATION, a company established under the laws of Japan, domiciled at 7-1, Shiba 5-chome Minato-ku, Tokyo 108-8001, Japan, as a leader and PT SIEMENS INDONESIA, a company established under the laws of Republic of Indonesia, domiciled at Siemens Business Park, Building B 1st Floor, Jalan MT. Haryono Kav. 58-60, Jakarta, as a member, hereinafter referred to as CONTRACTOR, in this Contract duly represented by:

         AKIHITO OHTAKE, in his capacity as Senior Vice President NEC CORPORATION, and

         MARKUS STROHMEIER, in his capacity as Head of COM Fixed Network PT SIEMENS INDONESIA and HERBERT FETTIG, in his capacity as General Manager of Finance and Business Administration PT SIEMENS INDONESIA,



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

TELKOM and CONTRACTOR are individually referred to as "PARTY" and collectively as the "PARTIES".

                                   WITNESSETH

a. whereas TELKOM through its letter Ref.No.TEL.54/LG.240/DLD-51/2005 dated 3 February 2005 has sold Request for Proposal (RfP) Document to the bidders/ CONTRACTOR;

b. whereas to respond the TELKOM's letter as mentioned in point a. above, the CONTRACTOR through its letter dated 3 March, 2005, has submitted the bid to TELKOM cq. Tender Committee;

c. whereas TELKOM through its letter Ref. No.: TEL.257/TK.220/DLD-51/2005 dated 10 May 2005, has appointed NEC-SIEMENS Consortium as a CONTRACTOR to execution the Procurement and Implementation of Ring JASUKA Backbone which is amounting to USD.42,713,568 and Rp.154.220.640.002 (equivalent to total Rp.559.145.264.642 excluding 10% VAT with exchange rate is USD.1 = Rp 9,480 dated April 8, 2005);

d. whereas CONTRACTOR through its commitment letter dated 11 May 2005 hereby commit and agree to carry out the Works expressed its consent to the price agreed and ability to execute the Works as specified in this Contract in accordance with point c. mentioned above;

e. whereas between TELKOM and CONTRACTOR has been held the contract discussions and negotiation in accordance with Minutes of Meetings on 12-20 May 2005;

NOW THEREFORE, based upon the above-mentioned considerations, the Parties hereto have agreed to bind each other into this Contract under the following terms and conditions:

                                    CHAPTER I
                          GENERAL TERMS AND CONDITIONS

                                    ARTICLE 1
                                   DEFINITIONS

a. "CONTRACT" shall mean the agrement entered into between TELKOM and CONTRACTOR, as recorded in the Contract form signed by the Parties including all attachments thereto and amendment documents incorporated by reference therein;

b. "RING JASUKA BACKBONE" means the optical cable transmission system under this Contract which consist of:

         - RING-I (Link JAKARTA --TANJUNG PANDAN -- PONTIANAK -- BATAM -- DUMAI -- PEKANBARU -- PALEMBANG -- JAKARTA).

         -        RING-II (Link MEDAN -- PADANG -- PEKANBARU -- MEDAN).

c. "PROJECT" means the Works to be undertaken by CONTRACTOR for the procurement and installation of Ring JASUKA Backbone, to be carried out on single responsibility basis.

d. "TELKOM" means PT. (PERSERO) TELEKOMUNIKASI INDONESIA TBK, the public state owned company of Indonesia for public telecommunication services, acting as the owner of the Project.

e. "CONTRACTOR" means a contractor who has signed the Contract with TELKOM for the implementation of the Project on single responsibility basis.

f. "SUB-CONTRACTOR" means any party or parties approved by TELKOM having a direct contract or contracts with CONTRACTOR for the performance of any part or parts of the Works to be executed under the Contract.

g. "TURNKEY BASIS" means the Scope of Work where upon the effective date of this Contract, CONTRACTOR shall be fully and solely responsible for the survey, design, development, manufacture, delivery, supply, installation, integration and commissioning of the System, and the remedying of any defects, so as to make the System and Sub-system ready for service and the CONTRACTOR shall also do everything necessary as reasonably may be inferred from this Contract as being required of CONTRACTOR to perform all of its obligations under this Contract.

h. "WORKS" means the objective of the Contract, i.e., supply of Goods, survey, design, manufacturing, transportation, installation/ construction, permits, testing, commissioning, integrating, complete and operational System as required, documentation, training and any other associated services or activities whatsoever for the execution of the Project under the Contract by the CONTRACTOR up to the last Final Acceptance Certificate.

i. "GOODS" means and include all kinds of machinery, apparatus, materials, articles, spare parts, necessary tools and test equipment, relevant drawings, operation manuals, and handbooks which is required by CONTRACTOR to fulfill CONTRACTOR's obligation under this Contract.

j. "SERVICES" means the CONTRACTOR's services and activities such as survey, design, installation/construction, progress/quality control, testing, reporting, commissioning and training which the CONTRACTOR is required to execute under the Contract.

k. "REQUEST FOR PROPOSAL" means the documents i.e. "General Conditions", "Technical Specifications" and any additional notice which was given to bidder/CONTRACTOR.

l. "CONTRACT PRICE" means the price including any applicable Value Added Tax to the CONTRACTOR for completion of the Works under this Contract.

m. "TELKOM'S PROJECT MANAGER" means TELKOM's staff duly authorized by TELKOM to act as their representative for the execution of the Project.

n. "CONTRACTOR'S PROJECT MANAGER" means CONTRACTOR's person duly authorized by CONTRACTOR to act as their representative for the execution of the Project.

o. "DEFAULT" means any of negligent act or failure in the implementation of the Project in respect of the Contract.

p. "SYSTEM" means integration of two or more of Sub-system forming ring configuration including network management systems.

q. "SUB-SYSTEM" means physical interconnection between Sites which is a part of the System and ready for commercial operation by TELKOM. The System consists of:


             SUBSYSTEM                                  AREA
             ---------                                  ----


      Sub-system-1 Ring #1 (SS # 1-1)           Segment JKT - TJP.

      Sub-system-2 Ring #1 (SS # 1-2)           Segment PTK - BTM.

      Sub-system-3 Ring #1 (SS # 1-3)           Segment DMI - PBR -- JKT

      Sub-system-1 Ring #2 (SS # 2-1)           Segment MDN - BLG.

      Sub-system-2 Ring #2 (SS # 2-2)           Segment BLG - KNP.

      Sub-system-3 Ring #2 (SS # 2-3)           Segment KNP -- PD

      Sub-system-4 Ring #2 (SS # 2-4)           Segment PD - PBR -- MDN


r. "TECHNICAL SPECIFICATION" shall mean technical specifications as mutual agreed by both Parties and as mentioned in the Attachment-7 of this Contract.

s. "SITE" means a place or places to which the Goods are to be delivered or where the Works are to be performed by the CONTRACTOR.

t. "INTEGRATION" shall mean the integration between the System or Sub-system provided by CONTRACTOR and/or TELKOM's system in accordance with the Technical Specification.

u. "COMMISSIONING" means activities that shall be done by the CONTRACTOR in preparation of the Acceptance Test.

v. "ACCEPTANCE TEST (AT)" shall mean physical and electrical charateristic checking of the installation and materials, and testing of Sub-system and System to test the proper functionality of each Site as mentioned in Article 27 of this Contract of the Goods installed;

w. "ACCEPTANCE TEST REPORT" shall mean written document being made and signed by Parties hereto through their respective duly representatives, certifying the Acceptance Test has been completed and stating the results;

x. "ACCEPTANCE TEST CERTIFICATE" (ATC hereinafter referred to as BAUT) means an official written statement signed by acceptance test team assigned by both Parties, indicating that the Works have been performed, completed, tested satisfactorily and can be operated commercially in accordance with the Contract. BAUT shall be released for each Sub-System;

y. "GOODS ARRIVAL CERTIFICATE" means an official written statement issued by TELKOM's Project Manager indicating that all of the relevant Goods have arrived at a Site.

z. "SYSTEM OR SUB-SYSTEM ACCEPTANCE CERTIFICATE (SAC)/FIRST HAND-OVER CERTIFICATE (BAST-I)" means an official written statement issued by TELKOM's Project Manager indicating that the Works have been performed, completed and tested satisfactorily, and handed over from CONTRACTOR to and accepted by TELKOM in accordance with the Contract and starting of warranty period;

aa. "FINAL ACCEPTANCE CERTIFICATE OR SECOND HAND-OVER CERTIFICATE (BAST-2)" means an official written statement issued by TELKOM's Project Manager indicating that the warranty period of 12 (twelve) months of each Sub-system for Land Portion and 5 (five) years of each Sub-system for Marine Portion is over and all CONTRACTOR's obligations has been fulfilled under this Contract.

bb. "TRAINING CERTIFICATE" means an official written statement issued by TELKOM's Project Manager indicating that the training for TELKOM's employees have been completed by CONTRACTOR.

cc. "CONSTRUCTION EQUIPMENT" means the equipment, tools and machinery including specialized test equipment brought to the Site by the CONTRACTOR for the execution of the Contract, but not to be purchased by TELKOM.

dd. "INSPECTOR" means the representative(s) or person(s) duly authorized by TELKOM to inpect the Goods and Services under the Contract.

ee. "EFFECTIVE DATE OF CONTRACT" or "EDC" means the date on which contract is signed by TELKOM and the CONTRACTOR in accordance with Article 55.

ff. "INFORMATION" means information whether written or oral, including but not limited to documentation, specifications, reports, data, notes, drawings, models, patterns, samples, software, computer outputs, designs, inventions whether patent can be obtained or not and know how.

gg. "MONTHS" and "DAYS" denote Gregorian calendar months and calendar days, respectively.

hh. "BILL OF QUANTITY" or "BOQ" means the bill of quantities as set out in Attachment-1.

ii.      "LAND PORTION" means segment other than Marine Portion.

jj. "MARINE PORTION" means submarine segments between TJP -- JKT in SS #1-1 and PTK -- BTM in SS#1-2.

                                    ARTICLE 2
                                COUNTRY OF ORIGIN

2.1 All Goods supplied under the Contract shall have their origin in the member countries and territories eligible under the rules of the Government of Indonesia.

2.2 For the purpose of this Article "origin" means the place where the Goods are produced. Goods are produced when a new product is commercially recognized as a result of manufacturing, processing of substantial and major assembling of components, and is substantially different in basic characteristics or in purpose or utility from its components.

2.3 The origin of the Goods is distinct from the nationality of the CONTRACTOR.

                                    ARTICLE 3
                                 SCOPE OF WORKS

3.1 The Scope of this Contract covers the procurement and installation of Ring JASUKA Backbone which encompass the Sites at Ring-I and Ring-II according to the configurations, Bill of Quantity, capacity plan, Plan of Work, and Technical Specification, etc. as set out in this Contract.

3.2 For the purpose of the implementation of the Works, CONTRACTOR shall carry out at least the followings:

         a.       Survey, design and engineering;

         b. Procurement and or manufacturing of equipment, spare part, tools and measuring equipments and its accessories and delivery of the equipment to the Site;

         c.       Implementation, integration of System to existing system;

         d.       Commissioning and testing;

         e.       Warranty and long term support;

         f.       All risk insurance

         g.       Training.

         h.       Documentation.

3.3 The Scope of Works shall be adjusted and executed under the amendment pursuant to Articles 37 and 38 of this Contract.

3.4 This Contract is covering various steps involved in the procurement and installation of Ring JASUKA Backbone on a Turnkey basis.

                                    ARTICLE 4
                                    STANDARDS

The Goods supplied under this Contract shall conform to Attachement-7 (Technical Specification). When no standard is detailed therein, then the latest standards ITU-T at the time of the Contract shall be applied. In case, both of standards not obtained than the country of origin standards which are issued by the relevant institution shall apply.

                                    ARTICLE 5
                    USE OF CONTRACT DOCUMENTS AND INFORMATION

5.1 The CONTRACTOR shall not, without TELKOM's prior written consent, disclose the Contract, or any provision thereof, or any specification, plan, drawing, pattern, list, schedule, sample or information furnished by or on behalf of TELKOM in connection therewith, to any person other than a person employed by the CONTRACTOR in the performance of the Contract. Disclosure to any such employed person shall be made in confidence and shall extend only so far as may be necessary for the purpose of performance of the Works.

5.2 The CONTRACTOR shall not, without TELKOM's prior written consent, make use of any document or information enumerated in Article 5.1 except for purpose of performing the Contract.

5.3 Any documents, mentioned in Article 5.1 other than the Contract itself, shall remain the property of TELKOM and shall be returned (and all copies) by the CONTRACTOR to TELKOM on completion of the Contract if so required by TELKOM.

                                    ARTICLE 6
                                  PATENT RIGHTS

6.1 The CONTRACTOR shall indemnify TELKOM against all third party claims of infringement of patent, trademark, copyrights or industrial design rights arising from the use of the Goods, the performance of the Works or the operation of the System, or any part thereof in Indonesia.

6.2      The CONTRACTOR shall only have the obligations as set out in this
         Article 6, if

         TELKOM: a) gives CONTRACTOR prompt written notice of any alleged or actual claims, b) allows CONTRACTOR on its request to directly or indirectly control the defense and/or settlement of such claim, c) does not consent to any judgment or decree or does any other act in compromise of any claim without first obtaining CONTRACTOR's written consent, and d) provides CONTRACTOR all reasonable cooperation and information as may be requested by CONTRACTOR.

6.3 Furthermore, such indemnity shall not cover such infringement or claim arising from:

         1) The CONTRACTOR's adherence to TELKOM's direction to use materials or parts of TELKOM's selection; or

         2) Such material or parts furnished to the CONTRACTOR by TELKOM, other than in each case, a) items of the CONTRACTOR's design or selection or b) the same as any of the CONTRACTOR's commercial merchandise or in processes or c) machines of the CONTRACTOR's design or selection used in the manufacture of such standard products or parts; or

         3) Use of the Goods other than for the purposes indicated in, or reasonably to be inferred from, this Contract or in conjunction with other products; or

         4) Modification of the Goods by TELKOM, without prior expressed written approval by CONTRACTOR.

                                    ARTICLE 7
                         PERFORMANCE AND WARRANTY BONDS

7.1. The performance bond shall be established in both Rupiah and US Dollar currency and shall be in surety bond or bank guarantee issued by insurance company or bank according to TELKOM requirement (Bank Mandiri, BNI 46, Bank Rakyat Indonesia Bank BUKOPIN, Bank Mega, Ban NISP, Bank BCA, Bank Niaga, Citibank, Standard Chartered Bank, ABN AMRO, HSBC, Asurandi JASINDO, Asuransi Kredit Indonesia, Asuransi Eksport Indonesia) amounting of 5% (five percent) of the Contract Price.

7.2. The performance bond shall be submitted by CONTRACTOR to TELKOM within 7 (seven) calendar days before signing of this Contract, address to:

         PT Telekomunikasi Indonesia, Tbk.
         Att. Senior Manager of Finance
         TELKOM LONG DISTANCE DIVISION
         Jalan Japati No. 1, 2nd Floor
         Bandung 40133

7.3. The performance bond may be reduced accordingly upon the submission of the warranty bond by the CONTRACTOR after the date of System/ Sub-system Acceptance Certificate issued by TELKOM's Project Manager pursuant to Article 28. The performance bond shall be released by TELKOM to CONTRACTOR after the issuance of BAST-I of the last Sub-system.


7.4. In the event CONTRACTOR fails to accomplish the Works or its parts in accordance with the terms and conditions of this Contract, due to gross negligence and/or willful misconduct of CONTRACTOR, then CONTRACTOR and TELKOM shall meet to review the situation. If the CONTRACTOR failed to make good such default, then TELKOM is entitled to forfeit the performance bond with prior written consent from CONTRACTOR which shall become property of TELKOM.

7.5. The release of performance bond as described in Article 7.4 above, no waive of CONTRACTOR's obligation as described in Articles 22.1 of this Contract.

7.6. The warranty bond shall be in form of surety bond or bank guarantee issued by insurance company or bank according to TELKOM's requirement mentioned in Article 7.1 amounting of 5% (five percent) of the Contract Price of each Sub-system in the related Ring-I and Ring-II.

         The warranty bond for Marine Portion shall be valid for five (5) years from the date of related BAST-I of each Sub-system of Ring-I and that for Land Portion shall be valid for twelve (12) months from the date of related BAST-I of each Sub-system of Ring-I and Ring-II.

7.7. The CONTRACTOR shall submit to TELKOM the warranty bond together with the invoice of each Sub-system at the related Ring-I and Ring-II.

                                    ARTICLE 8
                           AUTHORIZED REPRESENTATIVES

8.1 TELKOM will appoint a project manager who shall be duly authorized to act on their behalf for the execution of the Project.

8.2 The CONTRACTOR, immediately after the signing of the Contract, shall duly appoint his Project Manager and notify TELKOM for approval thereof. The curriculum vitae of the CONTRACTOR's Project Manager shall be submitted to TELKOM together with the notification.

8.3 The CONTRACTOR's Project Manager shall be duly authorized to act on behalf of the CONTRACTOR with respect to any and all matters relating to the performance of the Contract, and he shall give full technical information to TELKOM. The CONTRACTOR's Project Manager shall be stationed in Indonesia during the period commencing not later than thirty (30) days after the Effective Date of the Contract and terminating after the completion of the CONTRACTOR's obligations under the Contract.

                                   ARTICLE 9
                          CONTRACTOR'S RESPONSIBILITY

9.1 The CONTRACTOR shall be fully responsible to conduct desktop study, permits, cable route survey, design, develop, engineering, manufacture, supply, install, training and test the System in accordance with all the terms and conditions contained in the Contract including any integration of the System and for ensuring that the System is fully compliant with the Contract and the CONTRACTOR shall not claim any additional payment nor be relieved from any obligation imposed on it by this Contract on grounds of any information supplied by TELKOM on any matter whatsoever related to this Contract. In the event the Goods are to interoperate with third party's equipment, TELKOM shall be obligated to provide the necessary interfaces of the respective third party's equipment.

9.2 The CONTRACTOR shall be deemed to have reviewed the Works as a whole and in detail and to have fully satisfied itself of the feasibility and practicability thereof.

9.3 In addition to the requirements for the provision of technical information described in the Contract, the CONTRACTOR shall, upon request, provide the TELKOM with such additional technical information in connection with the Contract as the TELKOM may reasonably require.

9.4 In case any damage, loss or injury happens to the Goods and Services, or to any part thereof, from any cause whatsoever, except the "excepted risks" as defined in Article 9.6 while the CONTRACTOR shall be responsible for the care thereof, the CONTRACTOR shall, at his own cost, repair and make good the same, so that the Works shall be in good order and condition and in conformity in every respect with the requirements of the Contract.

9.5 In the event of any damage, loss or injury happening from any of the excepted risks, the CONTRACTOR shall, if and to the extent required by TELKOM and subject to Article 46, repair and make good the same as aforesaid at the cost of each party. The CONTRACTOR shall also be liable for any damage to the Works occasioned by him in the course of any operation carried out by him for the purpose of completing any outstanding Works or complying with his obligations according to time completion under Article 31.

9.6 The "excepted risks" are war, hostilities (whether war be declared or not), invasion, act of foreign enemies, rebellion, revolution, insurrection or military or usurped power, civil war, or unless solely restricted to employees of the CONTRACTOR or of his Sub-contractors and arising from the conduct of the Works, riot, commotion or disorder, or use or occupation by TELKOM of any part of the Works, or ionizing radiations or contamination by radio activity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel, radio-active toxic explosive, or other hazardous properties of any explosive, nuclear assembly or nuclear component thereof, pressure waves caused by aircraft or other aerial devices traveling at sonic or supersonic speeds, or any such operation of the forces of nature as an experienced CONTRACTOR could not foresee or reasonably make provision for or insure against all the excepted risks.

9.7 The CONTRACTOR shall not take advantage of any apparent error or omission in the Contract documents. In the event CONTRACTOR discovers any error or discrepancy, CONTRACTOR shall immediately call upon TELKOM for their interpretation, and such error or discrepancy shall be corrected upon the mutual consent between TELKOM and the CONTRACTOR.

9.8 The CONTRACTOR shall pay due attention to the Works and shall cooperate with TELEKOM's Project Manager, TELKOM's staffs, and further with other CONTRACTORs having connection with the execution of the Project.

9.9      The CONTRACTOR shall conform with

         Attachment-2 (Plan of Work).

9.10 The CONTRACTOR shall attend at the CONTRACTOR's own expenses such meetings with the TELKOM representatives at such times as may be required by the TELKOM.

                                   ARTICLE 10
                            RESPONSIBILITY OF TELKOM

10.1 The duties of TELKOM's Project Manager will supervise the Works and examine workmanship of CONTRACTOR employed in the execution of the Works.

10.2 Any written instruction or approval given by TELKOM's Project Manager to the CONTRACTOR within his capacity shall refer to the Contract and bind the CONTRACTOR as if it had been given by TELKOM.

                                   ARTICLE 11
                                     PACKING

11.1 The CONTRACTOR shall provide such packing of the Goods as is required to prevent their damage or deterioration during transit to their final destination as indicated in the Contract. The packing shall be sufficient to withstand, without limitation, rough handling during transit, exposure to extreme temperatures, briny environment, and condensation/precipitation during transit and open storage. Packing case size and weights shall take into consideration, where appropriate, the remoteness of the Goods final destination and the absence of heavy handling facilities at all points in transit.

11.2 Any case, crate, bundle, and whatever method of packing the Goods for shipping and/or delivery, shall bear the following identification legibly and indelibly marked on at least 2 (two) external sides or places:

         PT. (Persero) Telekomunikasi Indonesia, Tbk
         Att.: TELKOM Long Distance Division

         Procurement and Installation of Ring JASUKA Backbone

             CONTRACT NO.         :
             LICENSE NO.          :
             SITE                 :
             CASE NO.             : (A/B/C) *)
             PORT OF DESTINATION  :
             INVOICE NO. & DATE   :
             NET WEIGHT           :
             GROSS WEIGHT         :
             VOLUME               :
             (LENGTH/WIDTH/HEIGHT)

         *)  A: Sequence No. of cases
             B: Total No. of cases in shipment
             C: Sequence No. of shipment
         The detailed address shall be given to CONTRACTOR.

11.3 The CONTRACTOR shall comply with any subsequent instruction given or alteration required by TELKOM pertaining to packing, marking, and documentation inside and outside of any pieces of shipment or delivery.

                                   ARTICLE 12
                             DELIVERY AND DOCUMENTS

12.1 Delivery of the Goods shall be made by the CONTRACTOR in accordance with the Contract.

12.2 All physical deliveries covered by this Project shall be accompanied by a consignment note, which includes:

         a. Name and registered office of CONTRACTOR;

         b. Contract number;

         c. Date of shipment and delivery;

         d. Country of Origin;

         e. Quantities included.

12.3 TELKOM shall visually inspect the Goods on delivery to the installation Site based on a copy of the Goods shipping documents and TELKOM's Project Manager shall promptly issue a Goods Delivery Certificate if there is no obvious physical damage to the Goods and the quantity of Goods delivered is correct according to the supporting documentation provided.

12.4 For the purpose of the Contract, "FOB", "CIF" and "DDP" used to describe the obligations of the Parties shall have the meanings assigned to them in the current edition of the International Rules for the Interpretation of the Trade Terms published by the International Chamber of Commerce, Paris, and commonly referred to as INCOTERMS 2000.

                                   ARTICLE 13
                       TRANSPORTATION AND STORAGE OF GOODS

13.1 Partial shipment is acceptable, but transshipment is not allowed. The word "transshipment" assigned herein means that the Goods shipped on board of the ocean vessel at the port of origin are transferred to another ship at a port of the country of origin or a port in any third country before they reach the port of the country of final destination. The CONTRACTOR is encouraged, to the extent practicable and reasonable, to utilize Indonesian Flag carrier vessels. In the event transshipment is urgently required by CONTRACTOR, then approval for transshipment shall be obtained by CONTRACTOR from TELKOM prior to transhipment.


13.2 The Goods delivered to Site shall be stored in the CONTRACTOR's storage area until actually required for incorporation of the Works. The CONTRACTOR shall be responsible for the safety of the Goods during storage. The CONTRACTOR shall be aware of the high humidity and its effects to Goods subject to corrosion in storage areas in Indonesia.

13.3 The CONTRACTOR shall be responsible for the handling and safe movement of the Goods during off-loading from and loading into transport, until the completion of the Contract.

13.4 The CONTRACTOR shall be responsible for the payment of all expenses for clearing the Goods through the port of arrival, for transportation to Site and storage.

                                   ARTICLE 14
                                   INSURANCE

14.1 Without limiting its obligations and responsibilities, the CONTRACTOR shall, prior to the commencement of any Work, and at its own expense, provide evidence within seven (7) calendar days from the signing of the Contract, insurance to cover its liabilities throughout the Contract and in the joint name of TELKOM and the CONTRACTOR as the insured:

         a. (i) the Works and any work in progress of every kind required for the execution, testing and completion of the Works including, but not limited to, the completed item to the full value of such Works and any work in progress executed from time to time,

                  (ii) all appliances, instruments or things of whatsoever nature required in or pertaining to the execution, testing and completion of the Works, constructional plant, the materials and other things brought on to the Site by the CONTRACTOR to the full value of such constructional plant, materials and other things, against all losses or damages from whatever cause in respect of all risks including, but not limited to, marine cargo (Note 1), sea bed (Note 2) and war risk (Note 3) arising for which it is responsible under the terms of the Contract and in such manner that TELKOM and the CONTRACTOR are covered during the period of construction of the Works;

         b. against any damage, loss or injury which may occur to any property (including that of TELKOM) or to any person (including any employee of TELKOM) as a result of the execution of the Works or temporary work;

         c. against any damage or compensation payable under statute or at law in respect or in consequence of any accident or injury to any person in the employment of the CONTRACTOR or any Sub-contractor. The CONTRACTOR shall indemnify and keep indemnified TELKOM against all such damages, compensation, claims, demands, proceedings, costs, charges and expenses, whatsoever in respect thereof at its own expenses;

         d. a general liability policy, sufficient to cover its liability under the Contract until the end of the warranty period or any extension thereto.

         The total prices contained in total amount of Contract shall include any premium amounts paid or to be paid by the CONTRACTOR for the insurance coverage hereinabove stated.

         Note 1 Marine cargo or equivalent coverage is required to protect against all risks of physical loss or damage to the cable, repeaters, terminal station equipment and other equipment to be included in the System (other than war risks) beginning with the date when each such equipment is ready for shipping and ending when the cable and repeaters are placed over side the cable laying vessel and when the terminal station equipment is delivered to the terminal stations.

         Note 2 Sea bed or equivalent coverage is required to protect against all risks of physical loss or damage to the equipment described in Note 1 above (other than war risks) from the time coverage under Note 1 above ends until the issuance of the Certificate of System/Sub-system Acceptance.

         Note 3 War risks or equivalent coverage is required to protect against damage to, seizure by and/or destruction of the System/Sub-system by means of war, piracy, takings at sea, other warlike operations and "excepted risks" as stated in Article 9.6 until the issuance of the System/Sub-system Acceptance Certificate.

14.2 Upon the issuance of each policy relative to such insurance and not later than fifteen (15) calendar days prior to each renewal thereof, the CONTRACTOR shall furnish TELKOM with evidence acceptable to TELKOM including but not limited to a copy of the insurance policy and insurance certificate, evidence that the relevant premiums have been paid and that the said policy is and will continue to be in full force, and an undertaking letter from the insurance company that the provisions included above in Article 14.1 are in effect.

14.3 For all insurance to be effected, the CONTRACTOR is encouraged, to the extent practicable and reasonable, to use an Indonesian government insurance company.

14.4 The insurance shall be effected, wherever applicable, in such a manner that TELKOM and the CONTRACTOR are covered :

         a.       for the period specified in Article 31 of this Contract.

         b. during the warranty period for any loss or damage arising from a cause occurring prior to the commencement of the warranty period, and

         c. for any loss or damage occasioned by the CONTRACTOR in the course of any operation carried out by him for the purpose of complying with his obligations under Article 29.

14.5 If the CONTRACTOR shall fail to effect and keep in force the insurance specified herein, TELKOM may effect and keep in force any such insurance and pay such premium or premiums as may be necessary and from time to time deduct the amount so paid by TELKOM from any money due or which may become due to the CONTRACTOR, or recover the same as a debt due from the CONTRACTOR. The CONTRACTOR shall be liable to TELKOM for the full consequences of his failure to insure under this Contract.

14.6 The CONTRACTOR shall furnish TELKOM with a copy of any insurance policy to be effected under the Contract upon TELKOM's request. The CONTRACTOR shall further furnish TELKOM with draft copies of his proposed contracts of insurance immediately after the receipt of notification of award and formal copies immediately after such insurance come into effect.

14.7 Unless otherwise specifically agreed upon by the Parties, it shall be the responsibility of the CONTRACTOR to notify the insurance company, and proceed with all claims arising from any damage or loss of the Goods and Works covered by the insurance on behalf of and for TELKOM.

14.8 All money received under the insurance policy either by the CONTRACTOR or by TELKOM shall be applied towards the replacement or repair of the Goods and/or the Works found missing or damaged. The CONTRACTOR shall be responsible for replacement or repairing of the items within the settlement.

14.9 The CONTRACTOR shall indemnify TELKOM against all claims, losses, expenses, etc. arising out of or resulting from any default by the CONTRACTOR in complying with the requirements of this Article.

14.10    Marine Insurance.

         Marine Insurance of the Goods shall be effected in the name of CONTRACTOR from "warehouse to warehouse" on "All Risks" basis including war risks and strike Articles.

14.11    Local Transportation Insurance.

         For Goods supplied from within Indonesia, insurance for local transportation shall be effected in the name of CONTRACTOR in a full amount of the ex-factory value of the Goods from the place where the Goods are shipped to a designated Site.

14.12    CONTRACTOR's All Risks Insurance.

         CONTRACTOR's All Risks Insurance shall be effected prior to commencement of the Works in the name of CONTRACTOR to cover all risks other than the excepted risks as mentioned in Article 9.6 of during the execution of the Works against physical loss of or damage to all Goods and Works to the full value until the issued of System Acceptance

         Certificate, as security for repairment of the Work.

14.13    Third Party Liability Insurance

         Third party liability insurance shall be effected prior to commencement of the Works to insure against the CONTRACTOR's liability for any material or physical damage, loss or injury which may occur to any property, including that of TELKOM or to any person, including any employee of TELKOM, by or arising out of the execution of the Works or in the carrying out of the Contract.

14.14    Workmen's Compensation Insurance

         Prior to commencement of the Works, the CONTRACTOR shall effect and shall maintain during the period of Contract, Workmen's compensation insurance for all personnel employed by him and the people who work with CONTRACTOR, in connection with the Works, as security for compensation benefits pursuant to the applicable laws of Indonesia against the Works related to injury or employer's liability.

                                   ARTICLE 15
                                TRANSFER OF TITLE

15.1 The transfer of title of the System / Sub-system from CONTRACTOR to TELKOM shall take place when the System/ Sub-system Acceptance Certificate has been issued by TELKOM. The transfer of title shall not absolve or release the CONTRACTOR from its obligations and its liabilities under the Contract.

15.2 Upon transfer of title of the System / Sub-system to TELKOM, the CONTRACTOR warrants that the System / Sub-system is free from valid liens, claims, charges, encumbrances and security interests arising by and through the CONTRACTOR and/or under its government's rules and regulations.

15.3 The transfer of title from CONTRACTOR to TELKOM shall take place when SYSTEM / SUB-SYSTEM Acceptance Certificate has been issued by TELKOM and commencing the CONTRACTOR's responsibility for the

         Warranty obligation as mentioned in Article 29.

15.4 Upon the transfer of title of the System / Sub-system to TELKOM as described in Article 15.3, the CONTRACTOR also warrants that the System / Sub-system has fulfilled all statutory requirements and permits including but not limited to any governmental, non-governmental and crossing permits, with respect to the performance of the Works.

                                   ARTICLE 16
                         FAMILIARITY WITH SITE AND WORKS

16.1 The CONTRACTOR shall be deemed to have familiarized himself with the nature of Site of the Works, the general and local conditions and regulations of Site and all other matters which can in any way affect the Works and Time of Completion under the Contract.

16.2 The CONTRACTOR shall be deemed to have satisfied himself at the time of Contract as to the correctness and sufficiency of his price stated in the price schedule which shall cover all his obligations under the Contract for proper performance, completion and maintenance of the Works. It is entirely the CONTRACTOR's responsibility for any errors in the computation or summation of the price schedule or for any incorrect perception of the Scope of Works and for the quality of the System/Sub-system to be attained at the completion of the Project. TELKOM will not compensate the CONTRACTOR for any financial loss, or for any errors discovered after the bid submission or during the execution of the Contract.


16.3 The CONTRACTOR shall, by careful examination, satisfy himself in respect of all pertinent conditions which may in any manner affect the execution of the Works, such as, but not limited to, the nature and location of the Works to be performed, the character, quality and quantity of the Goods to be delivered, the CONTRACTOR's facilities including the construction equipment to be used, labor condition, transportation conditions and general and local laws and regulations. The

         CONTRACTOR will ensure that any allowance for all the foregoing factors and all other risks, conditions or other circumstances has been included in the Contract Price. No claim shall be considered for extra costs or extensions of time due to any difference between the actual conditions and those which may have been anticipated by the CONTRACTOR.

                                   ARTICLE 17
                         SITE SURVEY AND DESIGN/DRAWING

17.1 The CONTRACTOR shall at his own expense conduct Site survey both of Land and Marine Portion to perform all CONTRACTOR obligations in this Project, review the plans furnished by TELKOM and prepare the installation designs/ drawings and Bill of Quantity.

17.2 The installation designs/drawings shall be prepared with due consideration of economic and quality aspect of the System/Sub-system, fully reflecting the Site conditions.

17.3 Survey reports and installation designs/drawings shall be submitted to TELKOM for approval, section by section where applicable, within such time as specified in the Attachment-7 (Technical Specification).

17.4 TELKOM's approval of survey reports and installation designs/ drawings shall not relieve the CONTRACTOR of any of his obligation under the Contract.

17.5 If, during the execution of the Works, modification of the CONTRACTOR's installation designs / drawings becomes necessary, the CONTRACTOR shall notify TELKOM of his finding at the Site and obtain approval for such modifications from TELKOM. Any modifications of designs/ drawings shall be made without extra costs to TELKOM.

17.6 Except for the CONTRACTOR's own reason, any increase or decrease of the Contract Price, occasioned by variation in quantities of the Goods installed and the Works performed based on modification of designs / drawings approved or instructed by TELKOM, shall be equitably adjusted as mentioned in Article 37.

17.7 CONTRACTOR shall prepare the detailed design and the installation drawings for all the System/Sub-system and facilities on the basis of the Technical Specifications.

         Such design and installation drawings shall be submitted to TELKOM's Project Manager at least one (1) month after Design Review Meeting.

         TELKOM's Project Manager shall give CONTRACTOR approval for such design and installation drawings within fourteen (14) calendar days after the submission.

17.8 If TELKOM's Project Manager requires to modify such design and installation drawings after approval pursuant to Article 17.7 above, CONTRACTOR shall submit to TELKOM's Project Manager modification application by clarifying its scope. Such modification can be made only when it approved in writing by TELKOM's Project Manager. Both of increase or decrease of the Contract Price due to such modification shall be followed by the Contract amendment.

                                   ARTICLE 18
                           PERMITS AND AUTHORIZATIONS

18.1 The CONTRACTOR shall be responsible to obtain permits and authorizations for both of Land and Marine portion, from the government and or the third parties when deemed to be necessary for the execution and finishing the Works.

18.2 TELKOM shall assist the CONTRACTOR, sub-contractor(s) and their non-Indonesian personnel in obtaining in Indonesia residence/work permits by issuing sponsorship letters. For this purpose, list of expatriate personnel assigned to Indonesia on a full time basis, shall be submitted to TELKOM within 30 (thirty) days prior to their arrival in Indonesia. Such list shall include the names of each person, passport number, intended assignment and responsibilities, and should be accompanied by curriculum vitae and certificates of graduation (final education).

18.3 TELKOM shall assist the CONTRACTOR in obtaining permits and authorizations from the government and municipal authorities for entry into occupation and excavation of the property of a third party for the execution of the Works therein upon the CONTRACTOR's request.

18.4 At least kind of permits shall be obtained by TELKOM and the CONTRACTOR respectively as stated in Attachment-10 (Permit Matrix).

                                   ARTICLE 19
                      PROVISION OF FACILITIES AND LABOR BY
                                   CONTRACTOR

19.1 Unless otherwise specially defined, the CONTRACTOR shall, at his own expense, provide Construction Equipment, test equipment, test programs, materials, tools, labor, water, drainage, fuel, oil, electricity, utilities, transportation, and all other facilities and services, and safety measures, as well as any temporary sheds, platforms, offices, warehouse, guard posts, and other structures necessary for proper execution of the Contract.

19.2 The CONTRACTOR shall be responsible for proper fencing (if necessary), guarding, lighting and watching of all Works on Site until the Works have been completed and accepted by TELKOM.

19.3 The CONTRACTOR shall also be responsible for the proper provision of temporary roadways, and guards, safety signs for the accommodation, protection and safety of the owners and occupiers of adjacent properties, the public and others.

19.4 The facilities and labor provided by the CONTRACTOR specified in Articles 19.1. and 19.2. above shall comply with the Technical Specification, and relevant laws, ordinances and regulations in Indonesia and shall be subject to the approval of TELKOM.

                                   ARTICLE 20
                        COPERATION WITH OTHER CONTRACTORS

20.1 The CONTRACTOR shall conduct his Services so as not to interfere with, or hinder, the progress or completion of the works being performed by other contractor(s) involved in the execution of this or any other project.

20.2 The CONTRACTOR shall cooperate with other contractor(s) concerned with Project, and in case of any dispute, the matter shall be referred to and settled among TELKOM, the CONTRACTOR and other contractor(s).

20.3 The CONTRACTOR shall, as far as possible, arrange his Works and place and dispose of the Goods being used, so as not interfere with the installation and/ or the operation of other contractors. The CONTRACTOR shall execute the Services in an acceptable manner and coordinate with other contractors.

                                   ARTICLE 21
                             PROTECTION OF EXISTING
                            TELECOMMUNICATION SYSTEMS

21.1 During the implementation of Project period, the CONTRACTOR shall pay special attention to protect the continuity of the operation of the existing telecommunication systems.

21.2 In the event that any damage should occur, due to the execution of the Works, the CONTRACTOR shall be responsible for the costs incurred for the repairs of such damage. The CONTRACTOR shall not be liable to any consequential, incidental or indirect damages. The CONTRACTOR's maximum aggregate liability, whether in tort, contract or otherwise, shall be limited to one hundred (100) percent of the Contract Price.


21.3 In the event that the CONTRACTOR fails or refuses to incur the costs thereof, TELKOM shall, without prejudice to its other remedies under the Contract, deduct the cost of such damage from payment to the CONTRACTOR.

                                   ARTICLE 22
                         DAMAGE TO PERSONS AND PROPERTY

22.1     This Article applies to all claims, losses, expenses and damages for:

         a.       injuries to or death of any persons; and

         b.       damage to property, other than the System;

         which result directly from the activities of the CONTRACTOR, its Sub-contractors, or agents in the execution of the Contract.

22.2 The CONTRACTOR shall be liable for all claims, losses, expenses, and damages described in Article 22.1 above, and shall indemnify and save the TELKOM harmless from all such claims, losses, expenses and damages.

22.3     TELKOM shall :

         a. provide immediate written notice to the CONTRACTOR of all such claims and suits;

         b. permit the CONTRACTOR to assume the sole defense of and to settle such claims or suits, and shall, upon the CONTRACTOR's request and at the CONTRACTOR's expense, furnish all information and reasonable assistance to assist the CONTRACTOR in the defense or settlement of the same.

22.4 The CONTRACTOR shall be responsible for the costs of clean-up and other costs resulting from environmental damage which results directly from the activities of the CONTRACTOR, its Sub-contractors or agents in the execution of the Contract.

                                   ARTICLE 23
                          ACCIDENT OR INJURY TO WORKMEN

TELKOM shall not be liable for any damage or compensation payable at law in respect to or in consequence of any accident or injury to any workman or other person in the employment of the CONTRACTOR or any Sub-contractor, except an accident or injury resulting from any act or default of TELKOM. The CONTRACTOR shall indemnify and keep indemnified TELKOM against all such damages and compensation, except as aforesaid, and against all claims, proceedings, costs, charges and expenses whatsoever in respect thereof or in relation thereto.

                                   ARTICLE 24
                                   WORKMANSHIP

24.1 No work shall be covered up or put of view without the approval of TELKOM and the CONTRACTOR shall afford full opportunity for TELKOM to examine and measure any work which is about to be covered up or put out of view and to examine in the reasonable time before permanent work is placed thereon. The CONTRACTOR shall give due notice to TELKOM whenever any such work ready for examination and TELKOM shall, without unreasonable delay, unless he considers it unnecessary and advises the CONTRACTOR accordingly, attend for the purpose of examining and measuring such work or of examined.

24.2 Any part of the Works found not to be in compliance with the Contract shall be promptly reconstructed accordingly by the CONTRACTOR at his own expense. No extension of time of completion and no additional cost shall be made in connection therewith.

                                   ARTICLE 25
                             MONTHLY PROGRESS REPORT

25.1 The CONTRACTOR shall submit progress report in 10 (ten) copies to TELKOM's Project Manager within the first five (5) calendar days of the following month. The first report is to be issued at the second month from the Effective Date of Contract.

25.2 Progress report shall describe the progress of the Works by proving and evidencing objectively the amount of the Works completed in the months concerned. The CONTRACTOR's special attention shall be directed to preparation of progress report in such manner and such form that TELKOM can easily examine and confirm the amount of the Goods supplied / installed and the Works performed on a basis of System or Sub-system.

25.3     Progress Report shall cover the following items:

         a. Total progress for the last 2 (two) months and at the end of the months;

         b. Goods supplied/ installed and Work completed measured in terms of value for each Site and each for the months concerned and as of the end of the months;

         c. The CONTRACTOR's manpower mobilization for the months concerned;

         d.       Major problems encountered;

         e.       Anticipated Works for the following 4 (four) months;

         f.       Inventory report;

         g.       Undelivered Goods and shipment schedule;

         h.       Pertinent information which TELKOM may request, and

         i. Payment Schedule, in which the CONTRACTOR shall estimate the receipt of payment from TELKOM on

                  System/Sub-system basis for the entire period of the Contract, including the latest status of the amount already received. The form of payment schedules will be furnished by TELKOM to the CONTRACTOR. Payment schedule shall be updated by every new progress report to be issued.

           The CONTRACTOR shall submit the format of progress report to TELKOM for its approval within 30 (thirty) days after the Effective Date of the Contract.

                                   ARTICLE 26
                                   CLEANING-UP

26.1 The CONTRACTOR shall at all times pay due attention to sanitation at Site and keep the Site free from accumulation of waste materials or rubbish caused by his Works.


26.2 At the completion of the Works the CONTRACTOR shall remove all the surplus materials and rubbish from Site as well as his Construction Equipment, and waste materials, within such time as designated by TELKOM's Project Manager.

                                   ARTICLE 27
                              INSPECTION AND TESTS

27.1     Inspection and Test of the Goods

         a. TELKOM or the Inspector shall have the right to inspect and/ or test the Goods in order to confirm their conformity to the Contract.

         b. The inspections and tests may be conducted on the premises of the CONTRACTOR or its Sub-contractor(s), at the point of delivery and/ or at Site.

         c. When conducted on the premises of the CONTRACTOR or its Sub-contractor(s), all reasonable facilities and assistance, including access to drawings and production data, shall be furnished to the Inspector(s) at no charge to TELKOM.

         d. Should any inspected or tested Goods fail to conform to the specifications, TELKOM must reject them and the

                  CONTRACTOR shall replace the rejected Goods to meet the requirements in the specifications, at no charge to TELKOM.

         e. TELKOM's right to inspect, test and where necessary, replaced Goods after the Goods arrival at Site shall not be limited or waived by reason of the Goods having previously been inspected, tested and passed by TELKOM or the Inspector prior to the Goods shipment from the country of origin.

27.2     Interim Inspections and Testing of Works

         a. TELKOM shall be entitled to request the CONTRACTOR at any time when deemed necessary during the execution of the Contract, to carry out inspections and tests of the Works so far constructed/installed in the reasonable time.

         b. The CONTRACTOR shall provide such assistance, instruments, machines, and labor as are normally and reasonably required for examining, measuring and testing the Works and the quality of any Goods incorporated in the Works at no additional cost to TELKOM.

         c. Should any portion of the Works or Goods incorporated in the Works fail to conform to the Technical Specifications after the Site Inspections/ Tests, TELKOM must reject them and the CONTRACTOR shall immediately repair, replace and/or correct such unsatisfactory portion(s) at its own cost.

27.3 ACCEPTANCE TEST OF WORKS. Within one (1) month before the conducted Acceptance Test, CONTRACTOR shall submit the detail item and test procedure for TELKOM's approval. Acceptance Test shall be carried out after the Sub-system is commissioned by CONTRACTOR and is ready for Acceptance Test. CONTRACTOR shall carry out

         Acceptance Test over the whole Works as referred to in this Contract, at the Site of installation in accordance with Acceptance Test schedule which shall be submitted by CONTRACTOR to TELKOM.

         The Acceptance Test shall be carried out on Sub-system base that has been defined under this Contract.

         The Sub-system-3 of Ring-I (SS # 1-3) Acceptance Test shall be carried out by CONTRACTOR integrately among each Sub-system within Ring-I. The Sub-system-4 of Ring-II (SS # 2-4) Acceptance Test shall be carried out integrately among each Sub-system within Ring-II and also integrated both of Ring-I and Ring-II.

         For the purpose of such Acceptance Test of Sub-systems of Ring-I and Ring-II above, whereby the System shall be integrated with TELKOM's existing system, then TELKOM shall make available such TELKOM's existing system and ready to interoperate with the System within seven
         (7) days after Acceptance Test schedule as CONTRACTOR's notification letter pursuant to Article 27.4. In the event such TELKOM's existing system is not ready to interoperate with System within seven (7) days after such Acceptance Test schedule, such Acceptance Test shall be carried out without integrating with TELKOM's existing system. CONTRACTOR shall carry out such integration at the time when TELKOM's existing system is to be available and ready to interoperate as required in this Contract.

         The Acceptance Test shall be carried out in the presence of both Parties' authorized representatives.

27.4 Prior Notice to Acceptance Test. CONTRACTOR shall give notification to TELKOM within fourteen (14) calendar days prior to the date of the Acceptance Test. Within seven (7) working days after receipt of such notification, TELKOM shall notify CONTRACTOR of its approval for such Acceptance Test schedule or TELKOM may propose another Acceptance Test schedule which shall not be later than seven (7) calendar days after CONTRACTOR's proposed date, with remain to pay attention to completion date of Works according to this Contract.

27.5 Acceptance Test Implementation. After installation and commissioning for each Sub-system has been completed by CONTRACTOR, the Acceptance Test shall be carried out for such Sub-system and the result stated in the Acceptance Test Certificate (BAUT) shall be submited to TELKOM's Project Manager for the purpose of the issuance of BAST-I.

27.6 Error rectification obligations. Should there be any non-compliance with the Technical Specifications (hereinafter referred to as "Error") during Acceptance Test period, TELKOM and CONTRACTOR shall record such Error in writing and CONTRACTOR shall start to rectify such Error according to Acceptance Test requirements.


27.7 Major Remaining Errors. If the result on Acceptance Test indicates System/Sub-system which is not operable commercially, or causes damage or loss of data or software, or causes corrupted data (hereinafter referred to as "Major Remaining Errors"), then CONTRACTOR shall notify TELKOM in writing (a) to stop the Acceptance Test or (b) to extend the Acceptance Test period. In case of (a) above, after the Error has been rectified, CONTRACTOR shall notify TELKOM at least seven (7) calendar days before conducting re-testing.


27.8 Minor Remaining Errors. If Acceptance Test result indicates the System or Sub-system shall cause failures other than Major Remaining Errors that do not affect the System or Sub-system to normal operation, TELKOM can commercially operate the System/Sub-system. The minor items shall be documented and CONTRACTOR shall rectify such Errors within two (2) months from the issuance of BAST-I or subject to such Error.

27.9 Checking on Acceptance Test Report. Upon the completion of such tests as referred to in this Article and CONTRACTOR has submitted reports on the System or Sub-system, and any other requirements have been made available in accordance with the provisions of this Contract, TELKOM shall check all such reports of CONTRACTOR. In the event any part of function is not in compliance with Technical Specifications under this Contract or incomplete, TELKOM shall notify CONTRACTOR in writing within seven (7) calendar days from the presentation by CONTRACTOR of said reports.

27.10 Cost for Corrections. All costs incurred in connection with corrections as referred to in this Article shall become the full responsibility of CONTRACTOR.

27.11 The issuance of First Hand-Over Certificate (BAST-I); The issuance of the BAST-I for each System/Sub-system by TELKOM, if CONTRACTOR has been fulfilled his obligations and requirements under this Contract whit the following conditions:



         a. The acceptance result (BAUT) indicate that the System or Sub-system has been tested and is functioning properly in accordance to this Contract without any major pending items and accepted by TELKOM, furthermore TELKOM's Project Manager will issue BAST-I for the relevant System/Sub-system within seven (7) calendar days after issuance of BAUT.

         b. In the event TELKOM has put the System or Sub-system commercially operated before BAST-I is issued, then the System or Sub-system shall be deemed to be accepted and the BAST-I shall be issued by TELKOM.

         c. The issuance of BAST-I by TELKOM shall not be withheld due to Minor Remaining Errors by taking into consideration that (i) such deficiency shall not affect to commercially operation by TELKOM and maintenance activities of the System or Sub-system under this Contract
         (ii) such deficiency will be put as an attachment to the BAST-I in order for CONTRACTOR to rectify in accordance with Article 27.8

27.12 BAST-2 shall be issued based on System or Sub-system basis by TELKOM's Project Manager, twelve (12) months after the date of BAST-I for each System or Sub-system for Land Portion and five (5) years after the date of BAST-I for each System or Sub-system for Marine Protion provided that CONTRACTOR has fulfilled the following conditions:

         a.       all remaining errors have been rectified and reported;

         b.       all warranty obligations have been fulfilled;

         c.       as-built drawing has been completed and submitted.


                                   ARTICLE 28
                                  CERTIFICATES

28.1     Factory Test Certificate.

         After the witnessing of factory tests by the Inspector (if any) has been satisfactorily completed, the Inspector shall issue a "Factory Test Certificate for Goods" which is signed by both Parties. Inspector shall state whether or not the test results were satisfactory and the date on which the witnessing of the factory tests were completed, as well as the particulars of the Goods inspected and tested. Six (6) copies of such a certificate shall be delivered to the CONTRACTOR within fourteen (14) days after the CONTRACTOR has submitted to the Inspector the tests data for factory tests witnessed by the Inspector.


         In the event that TELKOM finds it is impossible to dispatch the Inspector to witness a factory test after having received advanced notice of a factory test from the CONTRACTOR within a period agreed by both parties, TELKOM shall notify the CONTRACTOR in writing to such effect and upon notification from TELKOM, the

         CONTRACTOR shall carry out the factory test without the Inspector's attendance. The CONTRACTOR shall prepare the certificate itself and shall guarantee that the result of the test is within the Technical Specification.

         TELKOM shall accept the test certificate as though it were a certificate issued by the Inspector.

28.2     Goods Arrival Certificate

         Upon the arrival all of the Goods at a Site, Inspector shall make a visual inspection tests to determine if the Goods are the same and correct in the description of items and quantities, referred to in the shipping/ delivery documents furnished by the CONTRACTOR.

         In order that TELKOM may make a timely inspection of the Goods delivered to Site, the CONTRACTOR shall notify TELKOM of the type and quantity of such Goods at least fourteen (14) calendar days prior to their delivery.



         TELKOM upon a satisfactory result of their inspection and all of the Goods has been completely delivered within fourteen (14) calendar days thereof, Inspector shall issue to the CONTRACTOR a Goods Arrival Certificate of the Goods which is counter signed by Parties.

28.3     Training Certificate

         Upon the completion of Training performance, TELKOM's Project Manager shall issue a Training Certificate. Submission of this certificate base to the CONTRACTOR written request accompanied by a document which indicates that such of training has completely been finished and compliant with the Contract.

28.4     Final Acceptance Certificate / BAST-II

         a.       Land Portion

                  At the end of the one (1) year warranty period and after the satisfactory completion of the Final Acceptance Tests of the System or Sub-system, defined in

                  Attachment-7 (Technical Specification), and provided that the CONTRACTOR has fulfilled its obligations under the Contract, TELKOM's Project Manager shall issue a Final Acceptance Certificate (BAST-2).


         b.       Marine Portion

                  At the end of the five (5) year warranty period and after the satisfactory completion of the Acceptance Test of the System or Sub-system, defined in Attachment-7 (Technical Specification), and provided that the CONTRACTOR has fulfilled its obligations under the Contract, TELKOM's Project Manager shall issue a Final Acceptance Certificate.


         c. The Final Acceptance Certificate will not apply to those parts which may have been replaced during the warranty period or to those parts having been the subject of an extension of warranty according to the provisions of Article 29.2 hereof.

         d. The issuance of Final Acceptance Certificate shall not be unreasonably withheld or delayed, but in the event that a pattern of failure or pattern of degradation develops that is likely to cause the System or Sub-system to fail to meet the requirements of the Contract or such other performance levels agreed upon by the TELKOM over the twenty-five (25) years design life of the System or Sub-system, final acceptance may be withheld until it can be demonstrated to the satisfaction of the TELKOM that no pattern of failure or pattern of degradation shall have developed that is likely to cause the TELKOM to fail to meet the requirements of Attachment-7 (Technical Specification), and/or CONTRACTOR's system description over the twenty-five (25) years design life. In such event, the validity of the letter of performance security provided for under Article 7 shall remain in force until the Final Acceptance Certificate is issued.

         e. At the discretion of the TELKOM with pursuant to Article 28.4 the final acceptance tests programme may consist of a repetition of a part or the whole of the tests of the System or Sub-system

         Acceptance test program.

                                   ARTICLE 29
                                    WARRANTY

29.1 The CONTRACTOR shall warrant that the Goods supplied under the Contract are new, unused, of the most recent or current models and incorporate all recent improvements in design and materials and that all Works performed by him shall be perfect in materials and workmanship. The CONTRACTOR shall further warrant that the Goods supplied and the Works performed under this Contract shall have no defect arising from design, materials or workmanship or from any act or omission of the CONTRACTOR, which may develop during normal use of the Goods supplied and the Works performed in the conditions existing at Site.


29.2 The CONTRACTOR shall provide warranty for the System or Sub-system as follows:

         a.       Land Portion.

                  The warranty period for the Land Portion of the System or Sub-system shall remain valid for one (1) year commencing from the respective date of the System or Sub-system Acceptance Certificates.

         b.       Marine Portion.

                  The warranty period for the Marine Portion of the System or Sub-system shall remain valid for five (5) years commencing from the respective date of the System or Sub-system Acceptance Certificates.

         c. The CONTRACTOR warrants that the System, including its spares, shall conform fully, over the twenty-five (25) years design life, to the requirements of the Contract or such other performance levels agreed upon as acceptable by TELKOM and that no pattern of failure or pattern of degradation shall have developed that is likely to cause the System or Sub-system to fail to meet the requirements of Attachment-7 (Technical Specification) over the twenty-five (25) years design life.

29.3 TELKOM shall promptly notify the CONTRACTOR in writing of any claims arising under this warranty. Upon receipt of such notice, the CONTRACTOR shall :


         a. perform any repair required to restore the System or Sub-system to the requirements of the Contract or such other performance levels agreed upon by TELKOM, if the System should fail to meet such requirements at any time during the warranty period or has developed a pattern of failure or pattern of degradation that is likely to cause the System or Sub-system to fail to meet such requirements. However, TELKOM may elect, at their sole option, to make repairs, including at sea repairs which are covered by the warranty. Any equipment discovered to be defective or faulty and recovered during a warranty repair shall be returned to the CONTRACTOR at TELKOM's request and at TELKOM's expense. The CONTRACTOR shall reimburse TELKOM for the cost of such repairs within twenty one (21) days from receipt of a relevant notice issued by TELKOM. The CONTRACTOR shall be entitled to have a representative during repair execution to observe the System or Sub-system defective or faulty recovered. Such repairs by TELKOM shall not in any way diminish the CONTRACTOR's obligations under the warranty.

         b. bear the total cost of each repair required during the warranty period. This cost shall include but not limited to the cost of any vessels (including proportionate standing charges and running costs for cable ships from the maintenance zones) and/or any costs arising from burial or reburial, the components, equipment or materials requiring replacement, the cost of any additional equipment necessary to effect the repair, the cost of making the repair, the cost of labor and engineering assistance or development required to make the repair and all associated costs such as but not limited to shipping and customs and services that may be required to make the repair.

29.4 The warranty period of items not accepted, provided or requiring repair or replacement at the System or Sub-system acceptance date shall start from the date(s) such items are accepted by TELKOM. Any defective part repaired or replaced during the warranty period shall itself be subject to a further warranty period of one (1) year for Land Portion and five
         (5) years for Marine Portion from the date of repair or replacement.


29.5 If during the warranty period defects are found on repeated occasions in any part or parts of the System or Sub-system or if a pattern of failure or pattern of degradation is likely to cause any part or parts to fail to meet the specified requirements over the twenty-five (25) years design life, such part or parts shall not be repaired but shall be replaced by new part(s) at the request of TELKOM, including all the appropriate spares.

         a. For the purpose of this Article, a pattern of failure or pattern of degradation shall be deemed to exist if:

                  1) TELKOM have notified the CONTRACTOR that in their reasonable opinion failures of the same or similar mechanisms have occurred which show a deterioration of System or Sub-system performance that will render the System outside its specification during its design life, and


                  2) The CONTRACTOR, having carried out an investigation, cannot demonstrate to the reasonable satisfaction of System or Sub-system that:

                           (1) the failures/deteriorations are within the predictions of the reliability model or Mean-Time-Between-Failure (MTBF) figures;

                           (2) the failures/deteriorations are not due to a design defect in the component or its application; or

                           (3) the failures/deteriorations only apply to a limited number of parts, for example, as the result of a manufacturing (or batch related) inconsistency.

                  b. The investigation into the cause of any failures/deteriorations and any associated remedial action shall be carried out by the CONTRACTOR within a reasonable time-scale with regular progress reports as requested by TELKOM.

29.6 In addition, the CONTRACTOR shall pay to TELKOM all actual expenses (if any) incurred by TELKOM in testing or examining any part of the System or Sub-system for the purpose of or in connection with this Article or in connection with making good, replacing or repairing any part of the System atau Sub-system.



29.7 The CONTRACTOR shall make every reasonable effort to minimize the period of time that the System or Sub-system is out of service for repair and testing. For failures or any situations which cause or risk to cause an outage of the System or Sub-system, the CONTRACTOR undertakes to initiate a corrective intervention immediately but in any case no later than two (2) days after reception of a notice from TELKOM. TELKOM reserve the right to determine the timing of rectification.

29.8 The CONTRACTOR shall effect all repairs of the System or Sub-system through the use of repair materials supplied by it. However, the CONTRACTOR with the agreement of TELKOM, may use the materials needed to effect a repair from TELKOM's available spare materials, components or equipment. The CONTRACTOR shall replace such material supplied from TELKOM's spare stock at a time mutually agreed by TELKOM and the CONTRACTOR. All materials supplied to replenish TELKOM's spare and all materials used to repair the System or Sub-system, which are not supplied from TELKOM's spare materials, shall be warranted for a period of one (1) year for

         Land Portion and five (5) years for Marine Portion from the date of replacement.


29.9 The repair or replacement of any faulty unit or equipment includes the delivery to TELKOM with a descriptive report of the fault found and, when appropriate, of the repair carried out on such faulty unit or equipment. The maximum period for repair of the units or equipment (including shipping and customs clearance) is defined in Attachment-7 (Technical Specification).


29.10    For the purpose of Marine Portion maintenance:

         a. The usage of universal jointing and/or universal coupling equipment for the maintenance or repair of the Marine Portion during the warranty period shall not in any way invalidate the warranty for Marine Portion and the CONTRACTOR shall accept the warranty responsibility for the universal jointing and/or universal coupling equipment used during a repair throughout the warranty period.

         b. If TELKOM decide to pool any spareparts supplied under this Contract with other spareparts supplied for other cable systems for which they have maintenance authorities and where technical compatibility exists, the usage of such other spareparts supplied from another cable system for maintenance shall not invalidate the warranty of Marine Portion during the warranty period.

                                   ARTICLE 30
                               LONG TERM SUPPORT

30.1 For a period of twenty-five (25) years starting on the date of System or Sub-system Acceptance Certificate, the CONTRACTOR shall supply to the TELKOM :

         a. technical support and advice in respect of the design, maintenance and operation of the System.

         b.       supplies, replacement equipment, repair
         service and software support to the System at a reasonable price.

30.2 Where identical parts or components cannot be supplied the CONTRACTOR shall provide equivalent and compatible parts, and shall be responsible for any adaptive engineering work and all implementation documentation that may be necessary.


30.3 Notwithstanding Article 30.2, if for any reason the CONTRACTOR intends to cease manufacturing identical or fully compatible spare parts and replacement equipment, the CONTRACTOR shall give a minimum of one (1) year prior written notice to TELKOM to allow TELKOM to order from the CONTRACTOR any required spare parts and replacement equipment and shall forthwith provide full details of the equivalents. However, the CONTRACTOR shall not cease to manufacture such parts and equipment before the expiration of the warranty period, as described in Article 29.


                                   ARTICLE 31
                               TIME OF COMPLETION

31.1 The Works shall be completed on Sub-system basis within time of completion assigned for each Site as indicated in Plan of Work. Completion of the Works of each Sub-system is signified at the date of issuance of Sub-system Acceptance Certificate.


31.2 The entire Works under the Contract shall be completed within three hundred fifteen (315) days from EDC, as follows:


         a. RING-I shall be completed within two hundred fifty six (256) days from EDC, and

         b. RING-II shall be completed within three hundred fifteen (315) days from EDC.

31.3 Within thirty (30) calendar days from the Effective Date of the Contract, the CONTRACTOR shall give TELKOM a detailed Plan of Work (PoW) showing the accepted milestones of each Site.


31.4 The PoW shall be indicated in the form of a bar chart and Critical Path Method (CPM) showing:

         a.       the dates of readiness for factory test and shipping;

         b.       the dates of beginning and completing of Site Survey and DRM;


         c. the dates of beginning and completion of installations at the Sites, and

         d.       The dates of readiness for System or Sub-system Acceptance
                  Test.

31.5 The CONTRACTOR shall provide an updated schedule every two (2) months showing progress. The PoW to be updated shall not relieve the CONTRACTOR's obligations to complete the Works in time.


31.6 The CONTRACTOR shall strictly observe the project implementation in accordance with Time of Completion as mentioned in Article 31.

                                   ARTICLE 32
                                  SPARE PARTS

32.1 During the warranty period, all parts that are required to be replaced, shall be supplied by CONTRACTOR without charge to TELKOM if such replacement is due to imperfect workmanship, faulty design or faulty material supplied by the CONTRACTOR, or any act, neglect or omission on the CONTRACTOR's part or unless such errors or non-compliance have been cause by TELKOM or third party(ies).


32.2 CONTRACTOR shall provide prices and suppliers (local or overseas) information, regarding spare parts, and suggest the number of spare to be purchased and stocked for the successful maintenance of the System /Sub-system.

32.3 CONTRACTOR shall provide a list of spare part including description and quantity as appropriate by TELKOM.


32.4 CONTRACTOR shall agree to supply the spare parts to TELKOM and TELKOM shall have the right to purchase these spare parts from CONTRACTOR for TELKOM's maintenance requirements at a price to be agreed upon. The spare parts or suitable equivalents with the same performance should be available throughout the design lifetime of the System.


32.5 The CONTRACTOR shall guarantee that any additional Goods as well as spares shall be supplied any time for a period of five (5) years from the date of the last Final Acceptance Certificate of Contract (BAST-2).

32.6 The CONTRACTOR shall carry out sufficient inventories to assure ex-stock supply of consumable spares for TELKOM


                                   ARTICLE 33
                        TOOLS AND MEASURING EQUIPMENT

33.1 The CONTRACTOR shall provide tools and measuring equipment with instruction manuals required for maintenance and operation of the completed Works in accordance with the Bill of Quantity. The tools and measuring equipment are detailed in the Technical Specification. Tools and measuring equipment which provided under this Contract which shall be handed over to TELKOM are new and original.

33.2 For the installation and/or construction activities purpose, the CONTRACTOR shall provide all necessaries tools and measuring equipment by themselves.

                                   ARTICLE 34
                                TERM OF PAYMENT

34.1 The terms of payment of this Works other than Training under this Contract will be made by TELKOM to CONTRACTOR as follows:

         1) Payment will be made 100% of Contract Price per Sub-system after the BAST-I issued by TELKOM indicating that the Sub-system has successfully been completed and can properly be put into commercially operation.

         2)       CONTRACTOR has submitted completed and valid invoice in three
                  (3) original copies to TELKOM that consist of the following document :

                  1.       Original of BAST-I for related Sub-system;

                  2. Copy of Acceptance Test Certificate (BAUT) for related Sub-system;

                  3. Copy of insurance policy for Goods and Services pursuant to Article 14.6 for the first payment;


                  4.       Original of warranty bond;

                  5.       Copy of valid performance bond;


                  6. Copy of cerificate of origin from Chamber of Commerce of origin country.

                  7. Tax invoice following the applicable Indonesian regulation.


                  8.       Invoice and simple receipt in duplicated;

                  9.       Cover letter.


34.2     PAYMENT FOR TRAINING

         Payment for training will be made by TELKOM to CONTRACTOR in a whole or 100% from the total training Contract Price after all training program has been conducted by CONTRACTOR for TELKOMS's employees which is shown by the issuance of Certificate of Training Completion.


         Payment for training will be made by TELKOM to CONTRACTOR against presentation of the following documents which shall be issued in accordance with the form provided in Attachment-12 (Training)of this
         Contract:

         1)       Original cover letter from CONTRACTOR's Project Manager;

         2)       One (1) original and two (2) copies
                  of invoice;

         3)       Receipt;

         4)       Original VAT invoice (Faktur Pajak);

         5)       Original Certificate of Training Completion

34.3 Payment for Dollar US portion shall be made by TELKOM in Indonesian Rupiah currency (IDR) with conversion of middle rate of Bank Indonesia at the time of the payment, while invoicing shall be in US Dollar and Indonesian Rupiah Currency (IDR) under this Contract.

34.4     Period of Payment

         Each of payment shall be made within thirty (30) calendar days after receipt of complete, valid and correct documents by TELKOM.

34.5     Address of invoicing.

         Any invoices and related documents under this Contract shall be submitted to the following addresses:
         TO: PT Telekomunikasi Indonesia,Tbk
         Att. Senior Manager of Finance
         LONG DISTANCE DIVISION
         Jalan Japati No.1, 2nd Floor
         Bandung 40133

34.6 The payment shall be made by TELKOM to CONTRACTOR though direct transfer which addressed to :

         For USD Portion

         Bank                : CitiBank Jakarta Branch
         Address             : Jl.Jendral Sudirman
                               Kav.3-4 Jakarta - 10220
         Account No.         : (to be advised)

         In favour of NEC CORPORATION and transfer fee shall be responsibility of CONTRACTOR.

         For IDR Portion
         Bank             : Deutsche Bank AG,
                            Jakarta Branch
         Address          : Jalan  Imam Bonjol No.80
                            Jakarta 10310
         Account No.      : 000-3467-00.2

         In favour of PT Siemens Indonesia and transfer fee shall be responsibility of CONTRACTOR.

                                   ARTICLE 35
                                 CONTRACT PRICE

35.1     The Contract Price for execution of this Contract is as follows :

                           SUMMARY OF CONTRACT PRICE

                                                           CURRENCY
   NO              DESCRIPTION
--------- ---------------------------------------------------------------------
                                            USD                 IDR
--------- ---------------------------------------------------------------------
   1.     Ring-I                             42,324,757.24   68.721.160.491,96
--------- ---------------------------------------------------------------------
   2.     Ring-II                                            82.623.470.975,23
--------- ---------------------------------------------------------------------
   3.     Training                              388,810.76    2.876.008.535,60
--------- ---------------------------------------------------------------------
                                  TOTAL      42,713,568.00  154.220.640.002,00
--------- ---------------------------------------------------------------------
   4.     10% VAT                             4,271,356.80   15.422.064.000,20
--------- ---------------------------------------------------------------------
                            GRAND TOTAL      46,984,924.80  169.642.704.002,20
--------- ---------------------------------------------------------------------
(Said: Forty Six Million Nine Hundred Eighty Four Thousand Nine Hundred Twenty Four and Eighty Cent Us Dollar AND One Hundred Sixty Nine Billion Six Hundred Forty Two Million Seven Hundred and Four Thousand and Two Point Twenty Rupiah)

35.2 The details are specified in Article 35.1. as mentioned in Attachment-1 (Price Summary and Bill of Quantity) of this Contract.

35.3 TELKOM have the right to optimize the Contract Price by changing the conditions of terms of payment, payment currency and project efficiency as included in Attachment-13 (Optimization and Project Efficiency) after the Contract signing. Variation of the Contract Price shall be agreed at the first Design Review Meeting.


35.2 No further costs. Contract Price set forth in the breakdown of price as mentioned in Attachment-1 (Price Summary and Bill of Quantity) of this Contract shall cover the entirety of parts which are required for the implementation of the Works in accordance with this Contract, save to the extent any additional or reduced Works as required by TELKOM in writing as referred to in Article 37 and Article 38 with respect to addition or reduction of the Works under this Contract.

35.3 The total Contract Price shall include VAT currently at 10%, income tax, other payable taxes, duties, levies and fees in accordance with the prevailing laws and regulation that may be imposed or levied in connection with the execution of the Contract

35.4 Unit prices quoted in Attachment 1 (Price Summary and Bill of Quantity) are firm fixed prices and shall not be varied except new item not defined in such attachment.


                                   ARTICLE 36
                            TAXES, LEVIES AND DUTIES

36.1 Taxes and Importation. All taxes (excluding VAT), stamp duty and other duties in accordance with the Government regulations shall be the responsibility of the CONTRACTOR Any withholding tax shall be deducted directly by TELKOM from the payment to be made to CONTRACTOR in accordance with the prevailing laws which is applicable to this CONTRACTOR, (except the VAT shall be paid by TELKOM to CONTRACTOR to be paid to Indonesian Government).


36.2 Importer. All the imported Goods including software under this Contract shall be conducted under DDP (Delivered Duty Paid) as referred to in Incoterm 2000. Therefore, it is agreed by the Parties hereto that : (i) the Party who acts as the importer shall be CONTRACTOR; and (ii) CONTRACTOR shall use its Import Licence or (Agent's) Master List in conducting custom clearance of the Goods from Custom Authority; (iii) All the cost of material import to Indonesia shall be responsible by CONTRACTOR.



36.3 All the Goods in USD currency under this Contract shall be conducted under CIF as referred to in Incoterm 2000. Therefore, it is agreed by the Parties hereto that : (i) TELKOM shall be the importer; and (ii) CONTRACTOR shall be responsible for and carry out importation and custom clearance; (iii) All the costs of material import to Indonesia including storage, penalty, if any shall be the responsibility of the CONTRACTOR.

         If TELKOM's import license will not be available then the Parties will discuss and settle this matter.

36.4 Additional devices. In the event CONTRACTOR shall require additional devices, apparatus or any other tools in carrying out the Works which shall be obtained by means of importing them from abroad, then all costs, taxes, retribution and any other levies thereof shall become the responsibility of CONTRACTOR.

36.5 CONTRACTOR, shall be responsible at its own cost, for obtaining in a timely fashion all necessary export permits, licenses and approvals from the country of origin and any intermediate locations, including the payment of any and all levies for freight handling and other costs related to such permits, licenses and approvals.

36.6 Irregularities to importation procedures. CONTRACTOR shall be fully responsible for the occurrence of irregularities to either the delivery of Goods from country of origin, transport procedures or supporting import documents, as set forth in the Presidential Instruction Number 3 of 1991 dated 25th July 1991 or any replacement regulations thereof, if any.


                                   ARTICLE 37
                               CONTRACT CHANGE

37.1 TELKOM may at any time, by a written order given to the CONTRACTOR pursuant to Article 35, make any change to the provisions of the Contract as may be considered necessary during the execution of the Works in any one or more of the following:

         a. Volumes and quantities of the Goods to be supplied and the Services to be performed by the CONTRACTOR, and

         b.       Plan of Work.

37.2 If any change causes an increase or decrease of cost and any part of the Works under the Contract, an equitable adjustment shall be made in the Contract Price and/or Plan of Work upon mutual agreement by the Parties hereto.

37.3 TELKOM shall instruct the CONTRACTOR to provide the change or vary the Works, with the consent in writing. Such change on the Contract Price will be determined as follows:

         a. if the variations concern only quantities of equipment or services for which a unit price or rate is indicated in Attachment-1 (Price Summary and Bill of Quantity), the unit price or rate as the case may be shall be applied.


         b. if the subject of the variations is not covered by a unit price or rate in Price Schedule, the CONTRACTOR and TELKOM shall mutualy agree on such new unit price proposed by CONTRACTOR.

37.4 If such variation effect to any part of the Works or Contract Price, an equitable adjustment shall be made upon mutual agreement by the Parties hereto.


37.5 Any changed in respect of the Contract shall only be recognized or acceded to when that has been agreed in writing by the TELKOM prior to implementation of the Contract changed by the CONTRACTOR. The implementation of such change may be executed by CONTRACTOR in parallel after having approval from TELKOM's Project Manager or after signing of the Contract Amendment pursuant to Article 38 by both Parties.

37.6 TELKOM shall not be liable for any additional work unless it is recorded in Contract Change. If the CONTRACTOR proceeds without such written authorization, it shall be deemed a waiver by the CONTRACTOR of any and all claims for additional payments.

                                   ARTICLE 38
                             CONTRACT AMENDMENTS

Any variation in or modification of the terms of the Contract including but not limited to Contract Price during the execution of the Contract shall be subject to Contract amendment in writing agreed by the Parties hereto

                                   ARTICLE 39
                                   ASSIGNMENT

The CONTRACTOR shall not assign, in whole or in part, its obligations to perform of Works under the Contract, except with TELKOM's prior written consent.

                                   ARTICLE 40
                                SUB-CONTRACTORS

40.1 Prior to the appointment of Sub-contractors, the CONTRACTOR shall notify TELKOM in writing of such intended appointments and shall obtain TELKOM's written approval.

40.2 The CONTRACTOR's notification of Sub-contractors and subsequent TELKOM's approval thereof shall not release the CONTRACTOR from any liability or obligation under the Contract.

                                   ARTICLE 41
                       DELAYS IN THE WORKS PERFORMANCE

41.1 Subject to Articles 37 and 38 the CONTRACTOR shall complete the supply and installation of the System or Sub-system by the Time of Completion as specified in Article 31.

41.2 If the execution of the Works shall be delayed by reason of any event of force majeure, without the default or negligence on the part of the CONTRACTOR and pursuant to Article 41.3, the CONTRACTOR may be granted such extension of time for completion as shall be mutually agreed, without any financial claim from the CONTRACTOR to TELKOM.

41.3 In connection with Article 41.2 and provided that the CONTRACTOR proves that:

         a.       there is insufficient contingency time


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                  indicated in Plan of Work to cover any delay, and;

         b. such delay or any duration of such delays could not be avoided by use of alternative resources, and ;

         c. such delay could not be avoided even after reasonable endeavors have been attempted to mitigate the impact on Time of Completion;


         d. such extension of Time of Completion will only be considered if the CONTRACTOR notifies TELKOM of the cause of delay within fourteen (14) calendar days of commencement of the delay and provides to TELKOM, either on completion of the Works or at an appropriate stage in the Works, satisfactory evidence of the effects of the delay.

41.4 If the System or Sub-system is not completed in accordance with Article 31 or by the end of the period of extension agreed upon under Article 38, the CONTRACTOR shall pay to the TELKOM by way of liquidated damages pursuant to Article 42.

                                   ARTICLE 42
                               LIQUIDATED DAMAGES

42.1. Liquidated Damages Amount. For any delay in the Time of Completion pursuant to Article 31 and Attachment-2 (Plan of Work), TELKOM shall be entitled for liquidated damages from CONTRACTOR amounting of 1 0/00 (one per mil) of Sub-system's Contract Price excluding 10% VAT for each day delay for a maximum ten percent (10%) of the Contract Price.

42.2.    The sum or sums of liquidated damages as a result of delay pursuant to
         Article 42.1 above will be deducted from amount of CONTRACTOR's invoice which is not yet paid by TELKOM without prejudice to TELKOM's right of termination under Article 43 of this Contract.


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

                                   Article 43
                             Termination for Default

43.1 TELKOM may terminate the Contract in whole or in part, if the following conditions are occured :

         a. if the CONTRACTOR fails to deliver any or all of the Goods or fails to perform any or all of the Works within Time of Completion specified in Article 31, or any extension thereof granted by TELKOM pursuant to Article 38, or;

         b. if the CONTRACTOR is in material breach of any of provisions of the Contract

         c. if the CONTRACTOR do not take any action within thirty (30) calendar days since the Effective Date of Contract;


         d. if the CONTRACTOR delay up to fifty (50) calendar days from the agreed Time of Completion as describe in Article 31 without any writing from CONTRACTOR pursuant to Article 41.2.

         TELKOM shall give notice in writing to the CONTRACTOR to make good the default before TELKOM terminate the Contract. If the CONTRACTOR fails to make good the default within thirty (30) calendar days from the date of notice was given, then TELKOM may terminate the Contract. This condition does not apply to Article 43.1.c.



43.2     If the Contract shall be terminated due to the above reasons Article
         43.1 then TELKOM have the right to forfeiture the performance bond which will be proprietary of TELKOM.

43.3 In the event TELKOM terminates the Contract in whole or in part, pursuant to Article 43.1. TELKOM may procure, upon such terms and in such manner as it deems appropriate, the Goods similar to those undelivered and the Works unperformed, and the CONTRACTOR shall be liable to


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

         TELKOM for any excess costs for such similar Goods and Works. However, the CONTRACTOR shall continue performance of the Contract to the extent not terminated.

                                   ARTICLE 44
                                 FORCE MAJEURE

44.1 Notwithstanding the provisions of Articles 41, 42, and 43.1, the CONTRACTOR shall not be liable for forfeiture of its performance bond, liquidated damages or termination for default, if and to the extent that, its delay in performance or other failure to perform its obligations under the Contract is the result of an event of force majeure.

44.2 For purposes of this Article, "Force Majeure" means an event having occurred in Indonesia which is beyond the control of the CONTRACTOR and not involving the seeable cause. Such events may the Government of Indonesia in its sovereign or capacity, fire, flood, earthquake, landslide, epidemics, freight embargoes, war, hostilities (whether war be declared or not), invasion, act of foreign enemies, the nuclear and pressure wave risk described in Article 9.6. or in so far as it relates to Indonesia in which the Goods are being and are to be supplied and the Works are being and are to be executed or maintained, rebellion, revolution, insurrection, military or usurped power, civil war, or unless solely restricted to the employees of the CONTRACTOR or of his sub-CONTRACTORs and arising from the conduct of the Works, riot, commotion or disorder.

44.3 If the force majeure occurred outside Indonesia, TELKOM may consider to extend of Time of Completion without any additional cost to TELKOM, provided that the CONTRACTOR shall proves with a letter statement issued by Authorized Institution related country which related to event of force majeure.



44.4 If a Force Majeure situation arises, the CONTRACTOR shall promptly notify TELKOM in writing of such condition and the cause thereof. The Contract may be

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

         amended or its duration extended or terminated wholly or partly by mutual agreement of Parties.

44.5 In the event of force majeure, the CONTRACTOR shall be entitled to suspension of the execution of the Contract for the period such force majeure and its consequences will last. However, the CONTRACTOR shall seek all reasonable alternative means to continue its obligations for the Contract area(s) not affected by the force majeure event.

44.6 In case of the suspension of the Works caused by the force majeure event, the CONTRACTOR shall properly protect and secure the Works during such suspension period. If such protection and securing of the Works is deemed impracticable, the matter shall be notified by the CONTRACTOR to TELKOM in writing by clarifying the reason and shall be settled through negotiation between both Parties hereto.


44.7 Should the suspension as specified in Article 44.5. have continued for a period exceeding 6 (six) months, either of the Parties hereto shall be entitled to terminate the Contract with respect to the remaining Works and shall give notice of termination by registered mail or any alternative means to the other Party.

44.8 In the case of such termination, TELKOM shall pay to the CONTRACTOR the value of the Goods forwarded to the Site in Indonesia and the cost of the Works executed prior to the termination. For all the expenses to be made by the CONTRACTOR for the termination of the Contract, equitable solution shall be made through negotiation by both Parties hereto.

                                   ARTICLE 45
                           TERMINATION FOR INSOLVENCY

TELKOM may, at any time, terminate the Contract by giving a written notice to the CONTRACTOR, without compensation to the CONTRACTOR, if the CONTRACTOR becomes bankrupt or otherwise insolvent, provided that such termination will not prejudice or affect any right of action or remedy which has accrued or will accrue thereafter to TELKOM.


                                   ARTICLE 46
                          TERMINATION FOR CONVENIENCE

46.1 TELKOM, may by written notice sent to the CONTRACTOR, terminate the Contract, in whole or in part, at any time for its convenience. The notice of termination shall specify that a) termination is for TELKOM's convenience, b) the extent to which the CONTRACTOR's performance under the Contract is terminated, and c) the date upon which such termination becomes effective.


46.2 The Goods that are complete and ready for shipment within 30 (thirty) days after the CONTRACTOR's receipt of notice of termination shall be purchased by TELKOM at the Contract terms and prices. For the remaining Goods, TELKOM may elect:

         a. to have any portion completed and delivered at the Contract terms and Price, and/ or;

         b. to cancel the remainder and pay to the CONTRACTOR an agreed amount for partially completed Goods and for materials, equipment, and parts previously procured by the CONTRACTOR.

         c. for the Works that have been executed prior to effectiveness of notice of termination, TELKOM shall pay to the CONTRACTOR for all reasonable costs incurred in such execution of the Works, in due consideration of the sum already paid to the CONTRACTOR.



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

                                   ARTICLE 47
                             RESOLUTION OF DISPUTES

47.1 TELKOM and CONTRACTOR shall make every effort to resolve amicably by direct informal negotiation any disagreement or dispute arising between them under or in connection with the Contract. For this purpose, TELKOM and the CONTRACTOR shall establish Dispute Review Panel as mentioned in
         Article 47.2 of this Contract.


47.2 If after thirty (30) days from the commencement of such informal negotiations, TELKOM and the CONTRACTOR have been unable to resolve amicably a Contract dispute, either Party may require that the dispute be referred for resolution to the formal mechanisms specified herein. These mechanisms may include, but are not restricted to, conciliation mediated by a third party, adjudication in an agreed national arbitration, Indonesian National Board Arbitration (Badan Arbitrase Nasional Indonesia) in accordance with the laws of Indonesia.

47.3 The Parties hereto agree decision of BANI shall be final and binding upon them and therefore no other legal appeal may be permitted to any court of competence. Upon decision of BANI aforesaid, all terms and conditions of this Contract shall remain valid and the respective Parties' obligations shall be completed until such dispute is declared to be settled.

47.4 The costs incurred by the Dispute Review Panel for the first two members in the performance of its duties and responsibilities shall be borne respectively by TELKOM and the CONTRACTOR, and for the third member equally by TELKOM and the CONTRACTOR.

                                   ARTICLE 48
                      LANGUAGE AND MEASUREMENT SYSTEM

The Contract shall be written in the English and Indonesian languages and shall be indicated in metric units of measurements system. The Indonesian version of the Contract shall prevail in case of difference in interpretation between the English version and the Indonesian version. All correspondence and other documents pertaining to the Contract which are exchanged by the parties shall be written in Indonesia or English.


                                   ARTICLE 49
                APPLICABLE LAWS AND COMPLIANCE WITH STATUTES,
                              REGULATIONS, AND BY-LAWS

49.1 The Contract shall be interpreted in accordance with the laws of Republic of Indonesia.

49.2 The CONTRACTOR shall, in all matters arising in the performance of the Contract, conform in all respects with the provisions of national or state statutes, ordinances or other laws or any regulations or by-laws of any local or other duly constituted authority that shall be applicable to the Works, and shall keep TELKOM indemnified against all penalties and liabilities of any kind for breach of any such satutes, ordinances or laws, regulations or by-laws.

49.3 TELKOM assumes that the CONTRACTOR has thoroughly informed himself about such laws and regulations, and the CONTRACTOR shall be responsible for the observance of the same.

49.4 Should there occur in Indonesia, subsequent to the date of this contract, any change to the provisions of national or state statute, ordinance or other law or any regulation or by-law of any local or other duly constituted authority, or the introduction of any such national statute or others which causes an increase or decrease of the Contract Price and/ or substantial effects in the Time of Completion in the CONTRACTOR's performance under the Contract, such increase or decrease of the Contract Price and/ or Time of Completion shall equitably adjusted by mutual agreement between the Parties.


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

                                   ARTICLE 50
                                    NOTICES

50.1 Any notice given by one party to the other pursuant to the Contract shall be sent in writing and shall be addressed to TELKOM and the CONTRACTOR as follows :

         a.       TELKOM

                  Project Manager for RING JASUKA BACKBONE

                  PT TELEKOMUNIKASI INDONESIA Tbk.

                  Head of Long Distance Division
                  Graha Citra Caraka, Lantai M
                  Jalan Gatot Subroto Kav 52
                  Jakarta - 12710, Indonesia

                  Phone No. : (021) 5221400
                  Fax No.   : (021) 5274300

                  CC : Director of Network Business

         b.       CONTRACTOR

                  Project Manager for RING JASUKA BACKBONE.
                  (Contractor Representative)

                  Siemens Business Park Jl.MT Haryono
                  Kav.58-60 Jakarta 12780 - Indonesia

                  Phone  No.         : (021) 27509 372
                  Fax No.            : (021) 79178 989

50.2 A notice shall be effective when delivered and signed acknowledge receipt or on the notice's effective date, whichever is later.

                                   ARTICLE 51
                             CONTRACTOR'S PERSONNEL

51.1 Employees of CONTRACTOR for the execution of the Works under this Contract shall, at all times, be identified and recognized as the employees of CONTRACTOR under his administrative control, and shall at no time be identified as employees of TELKOM.

51.2 CONTRACTOR shall obtain and furnish necessary security clearance, personnel passports, visas and other documents for personnel performing services under this

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

         Contract.

51.3 At all times covered by this Contract, CONTRACTOR shall exercise complete control over his employees.

51.4 CONTRACTOR and his employees shall conform to all applicable local laws, regulations and ordinances, and shall promptly correct any violations brought to his attention.

51.5 CONTRACTOR shall be responsible for the professional and technical competence of his employees and try his best to select and employ only those persons who in his judgment will be reliable and competent and who will comply with local laws and customs and conform to a high standard of moral and ethical conducts.

51.6 CONTRACTOR shall agree upon written request from TELKOM's Project Manager after discussion with CONTRACTOR, to terminate the employment of any of his employees performing the work under this Contract, if TELKOM's Project Manager considers that such termination is necessary to protect the interest of TELKOM and/or the Government of Indonesia.

51.7 CONTRACTOR shall bear all expenses necessary for such termination of employment and shall provide personal for replacement, at his own expense.

51.8 CONTRACTOR shall utilize as many local personnel as possible, and CONTRACTOR's expatriate personnel shall be limited only to engineers, specialized technicians and administrative personnel who are not available in Indonesia.

                                   ARTICLE 52
                             USE OF LOCAL PERSONNEL

The CONTRACTOR is encouraged, to the extent practicable and reasonable, to employ staff and labor with the required qualifications and experience from sources within Indonesia.

                                   ARTICLE 53
                               SOFTWARE LICENSE

53.1 Subject to the terms and conditions in this Contract, CONTRACTOR grants to

         TELKOM the non-exclusive, non-transferable and non-sublicensable license to use the software solely on the Goods and at the Sites except as otherwise expressly agreed in writing between the Parties and to use the software documentation for such aforementioned purpose.

53.2 TELKOM shall be entitled to produce back-up copy of each item of the software, respectively, whereby the use of such back-up copy shall be limited to replace the original software, if the original software is inoperable. TELKOM shall keep records about the storage of such back-up copies and present such records to CONTRACTOR upon request.

53.3 TELKOM acknowledges and agrees that the software and the software documentation contain proprietary and confidential information and trade secrets of CONTRACTOR and its third party licensors, and agrees to keep and treat such software and software documentation confidential.

53.4 TELKOM shall a) not reproduce, copy, or modify the software in whole or in part except as authorized by CONTRACTOR in writing or as provided in this Section; and b) not attempt to decompile, reverse engineer, disassemble, reverse translate, or in any other manner decode the software except as specifically authorized by compulsory law.

                                   ARTICLE 54
                                 MISCELLANEOUS

54.1 Headings. All headings of the articles set forth in this Contract shall only be for convenience and therefore it shall not alter, add or affect certain meaning in the interpretation of this Contract.

54.2 Contactor shall make by its own costs 25 (twenty five) copies of this Contact to be delivered to TELKOM for the control of implementation of the Contract and other related activities.

54.3 In the event any of the articles of this Contract is unenforceable, then such article shall be deleted and shall be deemed to be of no force or effect. The Parties shall, to the extent possible, negotiate in good faith to agree upon an enforceable provision having a materially similar effect, and this Contract shall be amended accordingly.

54.4 In the implementation of this Contract the Parties shall consider business ethics as a public ethics to success and result of Project quality.

                                   ARTICLE 55
                        EFFECTIVE DATE OF CONTRACT (EDC)

This Contract shall be effective on the date, month and year first above written.


IN WITNESS WHEREOF, this Contract is made in three rangkap 3 (tiga) asli dan dilangsungkan di Jakarta oleh (3) original and executed in Jakarta by duly wakil-wakil para Pihak, bermaterai cukup, masing-masing representatives of the Parties hereto in view of mengikat dan mempunyai kekuatan hukum yang sama. prevailing laws, bearing sufficient stamp duties, each of which shall be binding and having the same legal power.

                                  Signed by :
                                  -----------
                                  Ditandatangani oleh :

                                 For and on behalf of :
                                 ----------------------
                                  Untuk dan atas nama :

 PT TELEKOMUNIKASI INDONESIA, TBK                       CONTRACTOR
                                                     NEC CORPORATION
                                                    (CONSORTIUM LEADER)




            K R I S T I O N O                          AKIHITO OHTAKE
            -----------------                          --------------
           PRESIDENT DIRECTOR                       SENIOR VICE PRESIDENT

                                                    PT.SIEMENS INDONESIA
                                                     (CONSORTIUM MEMBER)



                                                      MARKUS STROHMEIER
                                                  HEAD OF COM FIXED NETWORK



                                                        HERBERT FETTIG
                                                  GENERAL MANAGER OF FINANCE
                                                 AND BUSINESS ADMINISTRATION


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